Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 23, 2024
Registration Statement Nos. 333-259868 and 333-259868-09

$1,620,937,000 Toyota Auto Receivables 2024-A Owner Trust (TAOT)

Jt-Leads: BofA (struc), BNP, Credit Agricole, Lloyds

Co-Mgrs : ANZ, CIBC, COMMERZBANK

	$mm	$mm
CLS	TOTAL	OFFERED	WAL	M/S	EXP	LGL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	345.000	327.750	0.17	P-1/A-1+	07/24	01/15/25	I-CURV	+14	5.519		100.00000
A-2a	157.500	149.625	0.97	Aaa/AAA	09/25	12/15/26	I-CURV	+37	5.190	5.13	99.99573
A-2b	472.500	448.875	0.97	Aaa/AAA	09/25	12/15/26	SOFR30A	+35			100.00000
A-3	630.000	598.500	2.40	Aaa/AAA	07/27	10/16/28	I-CURV	+60	4.888	4.83	99.97999
A-4	101.250	96.187	3.73	Aaa/AAA	12/27	04/16/29	I-CURV	+70	4.820	4.77	99.99236

PRICED:	1/23/24
BILL & DELIVER:	BofA	DEAL SIZE:	$1,620,937,000 (offered)
EXPECTED RATINGS:	Moody's, S&P	BBG TICKER:	TAOT 2024-A SSAP: TOYO24
ERISA ELIGIBLE:	Yes	FORMAT:	SEC Registered
EXPECTED SETTLE:	1/30/24	FIRST PAY DATE:	2/15/24
MIN DENOMS:	$1k x $1k	PXG SPEED:	1.3% ABS to 5% Call
RR COMPLIANCE:	US – Yes, EU – No	INTEXNET:	bastoyot24a_upsize VJ27

CUSIPS	A-1	89238DAA6
	A-2a	89238DAB4
	A-2b	89238DAC2
	A-3	89238DAD0
	A-4	89238DAE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.